Exhibit 99.1

AITX's Steve Reinharz Shares Top 5 Predictions for the Future of AI and Security

Industry Leader Outlines Key Trends Driving Security Transformation in 2026 and Beyond

Detroit, Michigan, June 18, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today released insights from Steve Reinharz, CEO/CTO and founder of AITX and its four RAD subsidiaries, highlighting his top five predictions for how artificial intelligence will reshape the security industry in 2026 and beyond. According to Reinharz, adoption of advanced AI security solutions is rapidly shifting from early adopters to mainstream acceptance. Direct client feedback, industry partnerships, and ongoing technology advancements all point to a period of major transformation in security.

"As we approach the midpoint of 2025, the inflection point for AI in security is clear," said Reinharz. "Just as we saw rapid shifts when IP cameras, smartphones, and cloud computing redefined expectations, we are now seeing the same momentum with AI-powered security. When the practical benefits become clear, widespread adoption accelerates quickly. Every conversation with clients, partners, and industry leaders signals the same thing: security is undergoing a major transformation."

Reinharz outlined the following five predictions as the trends most likely to shape how organizations approach security in the coming years:

1. Autonomous Security Becomes the New Standard
By 2026, AI-powered security solutions, including autonomous patrol and surveillance platforms and interactive AI agents, will move from a niche interest to widespread adoption. Reinharz expects organizations to shift away from traditional manned guard posts and embrace autonomous security for surveillance and patrols, featuring intelligent incident detection and immediate response.

2. AI-Driven Monitoring Will Surpass Human Monitoring
Human attention is limited, but AI operates without these constraints. Reinharz predicts that most monitored video feeds worldwide will soon be managed by AI, with only the most complex or urgent events requiring human review. Rising costs, operator fatigue, and the need for constant vigilance are making AI the preferred choice for around-the-clock monitoring.

3. Security Becomes Predictive, Not Just Reactive
The days of reviewing video after an incident are coming to an end. Reinharz sees security platforms evolving to identify patterns and anomalies in real time, taking immediate and proactive action. Automated voice and visual alerts, combined with instant escalation, will help organizations prevent incidents rather than just responding after the fact.

4. Physical and Cybersecurity Merge
The distinction between physical and digital threats is quickly disappearing. Reinharz anticipates a rise in unified security strategies that integrate AI-driven physical security devices with advanced cybersecurity tools. Access control, surveillance, and threat detection will operate together on cloud-based platforms, providing organizations with a single, integrated view of risk.

5. RMR Surpasses CapEx in Security Budgets
The security industry is moving away from capital expenditures on hardware and toward subscription-based models. Reinharz expects more organizations to adopt AI-powered solutions delivered as a service, which ensures systems remain current, connected, and continually improving. This shift allows for regular updates, analytics, and enhancements, all included in a recurring monthly revenue model.

"If 2025 is the year the AI conversation in security becomes real, 2026 will be the year action takes over," Reinharz added. "At AITX and our RAD subsidiaries, our team is focused on staying ahead of these shifts and helping our clients do the same. The future is already taking shape."

For a comprehensive look at AITX's business, technology, and market trajectory, the Company recently released an updated Company Profile. Investors and stakeholders are encouraged to review the document for additional insight into AITX's strategy and ongoing growth initiatives. For more information or to learn how AITX is helping organizations realize the benefits of AI-powered security, please visit www.aitx.ai and www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry[1] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. There is no assurance whether the Company will successfully develop markets for the referenced five trends identified by CEO Steven Reinharz or develop material revenues therefrom. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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[1] https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/